Exhibit 99.5

Consent as Designee to 890 5th Avenue Partners, Inc. Board of Directors

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to be named as a director of 890 5th Avenue Partners, Inc. (the “Registrant”) upon consummation of the business combination described in the registration statement on Form S-4 filed by the Registrant with the Securities and Exchange Commission for the registration under the Securities Act of securities issuable in connection with the business combination involving BuzzFeed, Inc. and the Registrant. The undersigned also consents to the filing of this consent as an exhibit to such registration statement and any amendments thereto.

/s/ Joan Amble
Joan Amble

July 30, 2021